Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS SECOND QUARTER EPS INCREASE OF 42%

ON 21% REVENUE GROWTH

•	OPERATING MARGIN EXPANDED 50 BASIS POINTS FROM 2010 SECOND QUARTER TO 4.8%

•	HEALTHCARE REVENUE INCREASED 30% AND WAS 29% OF TOTAL SECOND QUARTER REVENUE

•	ELECTRONIC MEDICAL RECORDS (EMR) REVENUE INCREASED 31% TO 50% OF HEALTHCARE REVENUE AND 14% OF TOTAL SECOND QUARTER REVENUE

•	SOLUTIONS REVENUE INCREASED TO 37% OF TOTAL REVENUE FROM 32% IN 2010 SECOND QUARTER

•	HEADCOUNT INCREASED IN THE SECOND QUARTER BY 100 TO 3,700

BUFFALO, N.Y. — July 25, 2011 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2011 second quarter which ended on July 1, 2011. Strong demand for external IT resources, an increase in new healthcare solutions projects, and the operating leverage from higher revenue were the primary contributors to CTG’s significant growth in revenue, margins, and earnings in the second quarter and first half of 2011.

2011 Second Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2011 second quarter as compared with the 2010 second quarter are as follows:

	July 1, 2011	July 2, 2010	$ Change	% Change

Revenue	$98,327	$81,142	$17,185	21%
Operating income	$4,677	$3,489	$1,188	34%
Net income	$2,830	$1,905	$925	49%
Diluted net income per share	$0.17	$0.12	$0.05	42%

The Company’s operating margin expanded by 50 basis points to 4.8% from 4.3% in the 2010 second quarter.

“At mid-year, CTG is firmly on track for another year of double-digit earnings growth, our fifth in the last six years,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Demand remains strong in our managed staffing services and healthcare businesses and is driving the significant growth we are achieving this year. Our headcount has increased by 9% thus far in 2011, a 300 person increase from 2010 year-end with about 100 of these resources added in the second quarter. Healthcare revenue was up 30% in the second quarter increasing to 29% of total revenue, its highest level ever. The growth in our healthcare business was also the major contributor to a favorable change in our business mix to higher margin solutions revenue, increasing to 37% of revenue from 32% a year ago.”

Mr. Boldt continued, “Electronic medical records work again contributed to most of the growth in our healthcare business with EMR revenue increasing 31% over last year’s second quarter. EMR projects made up 50% of healthcare revenue and 14% of total revenue in the quarter. At the end of the second quarter of 2011 we were working on 17 significant EMR projects. We are seeing the start of demand for ICD-10 conversion support as U.S. healthcare providers and payers prepare to switch from ICD-9 to ICD-10, the international standard for diagnostic codes and the codes to be used for healthcare billing in the United States by the federally mandated deadline of October 1, 2013. CTG is working on its first ICD-10 project and expects to add others this year with the more lucrative, large project opportunities for ICD-10 implementation work coming next year.”

Solutions revenue in the 2011 second quarter increased by $9.7 million or 37% to $36.0 million, representing 37% of total revenue compared with 32% in the 2010 second quarter. Staffing revenue increased by $7.5 million or 14% to $62.3 million, or 63% of total revenue, compared with 68% in the 2010 second quarter. European revenue was $17.3 million, or 18% of total revenue, in the 2011 second quarter, a $2.9 million increase from $14.4 million, or 18% of total revenue, in the 2010 second quarter. Foreign currency exchange fluctuations had a $1.9 million favorable effect on revenue in the quarter. There were 64 billing days in both the second quarters of 2011 and 2010.

Selling, general, and administrative (SG&A) expenses were $16.1 million or 16.3% of revenue, compared with $14.3 million or 17.6% of revenue in the 2010 second quarter. The decline in SG&A as a percent of revenue reflects the operating leverage from revenue growth and cost controls.

The Company provided cash from operations of $2.8 million in the 2011 second quarter compared with cash provided from operations of $6.7 million in the 2010 second quarter. The decrease in the cash provided from operations in the second quarter 2011 is primarily a result of the timing of payments for insurance premiums, income taxes, and employee compensation. At July 1, 2011, the Company had $13.0 million in cash compared with $8.6 million at the end of the 2010 second quarter. The Company had no outstanding debt at the end of the 2011 and 2010 second quarters. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2014.

2011 First Half Review

Results for the first half of the year reflect the same trends seen in the second quarter.

Revenue, operating income, net income, and diluted net income per share for the 2011 first half as compared with the 2010 first half are as follows:

	July 1, 2011	July 2, 2010	$ Change	% Change

Revenue	$194,236	$159,631	$34,605	22%
Operating income	$9,276	$6,578	$2,698	41%
Net income	$5,658	$3,691	$1,967	53%
Diluted net income per share	$0.34	$0.23	$0.11	48%

The Company’s operating margin increased by 70 basis points to 4.8% in the 2011 first half from 4.1% in the 2010 first half. During the first half of 2011, CTG’s solutions business increased 35% to $69.7 million, or 36% of total revenue, and its staffing business grew 15% to $124.5 million, or 64% of total revenue. European revenue increased 11% to $34.4 million in the 2011 first half and represented 18% of total revenue. Strong client demand for external technical resources in the 2011 first half accounted for a year-to-date increase in headcount of 300, or 9%, since year-end 2010.

Selling, general, and administrative expenses were $31.3 million, or 16.1% of revenue, compared with $28.2 million, or 17.7% of revenue, in the 2010 first half.

Stock Repurchase Program

CTG repurchased 44,000 of its shares in the 2011 second quarter at an average price of $13.20 per share. In July 2011, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On July 22, 2011, approximately 1.1 million shares were available under its current repurchase authorizations.

2011 Revenue and Earnings Guidance

The Company is providing guidance for the 2011 third quarter. CTG expects its 2011 third quarter revenue to range from $98 million to $100 million, a 17% increase from 2010 at the midpoint of this range. The Company projects 2011 third quarter net income per diluted share of $0.16 to $0.18, a 31% increase from 2010 at the midpoint of this range. There are 63 billing days in the 2011 third quarter, equal to the 2010 third quarter.

Based on year-to-date results and trends in its business, the Company has tightened the range of revenue and earnings guidance with the midpoint of guidance for revenue increased and earnings unchanged. Guidance for the full year revenue is $390 million to $396 million, a 19% increase from 2010 at the midpoint of the range. Guidance for 2011 net income per diluted share is $0.67 to $0.73, a 35% increase from 2010 at the midpoint of the range. A tax rate of approximately 38% is projected for 2011.

Mr. Boldt commented, “Given the strong demand we are experiencing, we are looking for third quarter results to approximate the 2011 second quarter even with utilization rates typically being the lowest of the year based on the higher number of billable employees using vacation time and one less billing day than this year’s second quarter. With the continued ramping up of more profitable solutions projects, new EMR work, and a return to more normal utilization rates, we expect fourth quarter earnings to be the highest of the year. In addition to the double-digit revenue and earnings growth we see for the full year, we are also on track for a meaningful improvement in our business mix due to the amount of new higher margin solutions work we are adding this year in our healthcare business.”

Mr. Boldt concluded, “Our position as a leading healthcare IT consultant gives us confidence in our ability to continue growing healthcare revenue with EMR work remaining the major contributor in the near term, and ICD-10 compliance support, accountable care organization consulting services, and medical informatics solutions next on the list of significant revenue growth opportunities. Additionally, with the healthcare industry already at 17% of U.S. GDP and projected to reach 20% by 2015, we expect market demand for healthcare IT services to remain at high levels given the contribution technology can make in containing costs, increasing efficiencies, and improving outcomes. Continued growth of the healthcare industry, federal government incentives and requirements supporting healthcare technology investments, and our strong and growing healthcare IT practice, all put CTG in a very good position to advance our strategic focus on healthcare and continue increasing revenue and earnings at a robust pace.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG’s 3,700 IT professionals are based in an international network of offices in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2010 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, July 26, 2011 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0009 between 9:45 a.m. and 9:50 a.m., ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time July 26, 2011 and 11:00 p.m. Eastern Time July 29, 2011 by dialing 1-800-475-6701 and entering the conference ID number 175311.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010

Revenue	$98,327	$81,142	$194,236	$159,631
Direct costs	77,594	63,350	153,706	124,831
Selling, general and administrative expenses	16,056	14,303	31,254	28,222

Operating income	4,677	3,489	9,276	6,578
Other expense, net	(48)	(71)	(85)	(118)

Income before income taxes	4,629	3,418	9,191	6,460
Provision for income taxes	1,799	1,513	3,533	2,769

Net income	$2,830	$1,905	$5,658	$3,691

Net income per share:
Basic	$0.19	$0.13	$0.38	$0.25

Diluted	$0.17	$0.12	$0.34	$0.23

Weighted average shares outstanding:
Basic	15,050	14,728	14,909	14,725
Diluted	16,864	16,095	16,759	16,051

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	July 1, 2011	July 2, 2010		July 1, 2011	July 2, 2010

Current Assets:			Current Liabilities:
Cash and cash equivalents	$13,002	$8,584	Accounts payable	$8,464	$5,583
Accounts receivable, net	66,766	50,914	Accrued compensation	30,853	25,576
Other current assets	4,119	4,013	Other current liabilities	5,029	5,083

Total Current Assets	83,887	63,511	Total Current Liabilities	44,346	36,242
Property and equipment, net	8,641	8,362	Long-term debt	—	—
Goodwill	35,678	35,678	Other liabilities	9,820	9,441
Other assets	12,610	11,308	Shareholders’ equity	86,650	73,176

Total Assets	$140,816	$118,859	Total Liabilities and Shareholders’ Equity	$140,816	$118,859

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.